Exhibit 10.64

EXECUTION COPY

LICENSE AGREEMENT

Dated April 21, 2004

between

ADVANCED MICRO DEVICES, INC.,

AMD FAB 36 HOLDING GMBH,

and

AMD FAB 36 LIMITED LIABILITY COMPANY & CO. KG

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) dated as of April 21, 2004 is between:

(1) Advanced Micro Devices, Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America, with its principal place of business at One AMD Place, Sunnyvale, California 94088, United States of America (“AMD Inc.”);

(2) AMD Fab 36 Holding GmbH, a Gesellschaft mit beschränkter Haftung organized and existing under the laws of Germany and registered in the Commercial Register of the Dresden County Court, HRB 21270 (“AMD Fab 36 Holding”); and

(3) AMD Fab 36 Limited Liability Company & Co. KG, a Kommanditgesellschaft organized and existing under the laws of Germany and registered in the Commercial Register of the Dresden County Court, HRA 5255 (“AMD Fab 36 KG”).

RECITALS

WHEREAS, AMD Fab 36 KG is a majority-owned “Subsidiary” (such and other capitalized terms having the meanings assigned thereto in Section 1 below) of AMD Fab 36 Holding, which in turn is a wholly-owned Subsidiary of AMD Inc.;

WHEREAS, AMD Inc., AMD Fab 36 Holding and AMD Fab 36 KG are currently involved in the initial planning stages of a project pursuant to which AMD Fab 36 KG will construct, own and operate a manufacturing plant to manufacture Wafers using high-volume semiconductor wafer fabrication processes, to be located in Dresden, Germany (referred to as the “Plant”); and

WHEREAS, AMD Inc. and AMD Fab 36 Holding are entering into an AMD Fab 36 Holding Cost Plus Reimbursement Agreement (as amended, supplemented or otherwise modified from time to time, the “AMD Fab 36 Holding Cost Plus Reimbursement Agreement”), pursuant to which, among other things, AMD Inc. will agree to purchase from AMD Fab 36 Holding, and AMD Fab 36 Holding will agree to supply on an exclusive basis to AMD Inc., all Products as are ordered from time to time by AMD Inc. from AMD Fab 36 Holding, in each case on the terms and conditions of the AMD Fab 36 Holding Cost Plus Reimbursement Agreement; and

WHEREAS, concurrently herewith, AMD Fab 36 Holding and AMD Fab 36 KG are entering into an AMD Fab 36 Cost Plus Reimbursement Agreement (as amended, supplemented or otherwise modified from time to time, the “AMD Fab 36 Cost Plus Reimbursement Agreement”; together with the AMD Fab 36 Holding Cost Plus Reimbursement Agreement, the “Cost Plus Reimbursement Agreements”), pursuant to which, among other things, AMD Fab 36 Holding will agree to purchase from AMD Fab 36 KG, and AMD Fab 36 KG will agree to manufacture and sell to AMD Fab 36 Holding, on an exclusive basis, such Products, all on the terms and conditions of the AMD Fab 36 Cost Plus Reimbursement Agreement; and

WHEREAS, AMD Inc. and AMD Fab 36 KG will jointly own the Developed Intellectual Property I subject to the conditions contained herein; and

WHEREAS, concurrently herewith, AMD Fab 36 KG is entering into that certain Loan Agreement (the “Loan Agreement”) among Dresdner Bank Luxembourg SA, as Agent (the “Agent”), Dresdner Bank AG, as Security Agent (the “Security Agent”) and certain other financial institutions named in the Loan Agreement, pursuant to which such institutions will make loans from time to time to AMD Fab 36 KG on the terms and conditions set forth therein; and

WHEREAS, the limited partnership interest held by AMD Inc. and the AMD Companies in AMD Fab 36 KG and all or substantially all of AMD Fab 36 KG’s property and assets are being pledged as security for the full and timely performance by AMD Fab 36 KG of all of its obligations under the Loan Agreement, and the parties wish to clarify certain questions relating to the ownership of various intellectual property used in the operation of the Plant and/or developed by AMD Fab 36 KG and to identify certain permitted uses of the Plant and such intellectual property following termination of the Service Agreements.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1. Definitions. The following terms shall, unless the context requires otherwise, have the respective meanings assigned to them as follows:

(a) “Affiliate” means, with respect to any Person, a Person which, directly or indirectly, controls, is controlled by, or is under common control with, such other Person; and, for purposes of this definition, the concept of “control,” with respect to any Person, signifies the possession of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, the possession of voting rights, by contract, or otherwise; provided that FASL shall be deemed to be an Affiliate of AMD Inc. for purposes of this Agreement.

(b) “Agent” means Dresdner Bank Luxembourg SA, as Agent under the Loan Agreement, including any successor to Dresdner Bank Luxembourg SA, in that capacity.

(c) “AMD Companies” means the Subsidiaries of AMD Inc. other than AMD Fab 36 KG.

(d) “AMD Fab 36 KG Persons” means the directors, officers, employees, self-employed consultants or sub-contractors, and agents of AMD Fab 36 KG.

(e) “Banks” means, collectively, the Agent, the Security Agent, and the other financial institutions named in the Loan Agreement.

(f) “Beneficiary” shall mean each of the Banks, any receiver appointed to operate the Plant and any third party purchaser of all of the partnership interests held by the AMD Companies in, or substantially all of the assets of, AMD Fab 36 KG.

(g) “Confidential Information” means confidential technical information relating to the Proprietary Product Know-how or to the design, manufacture, use and sale of Products and Improvements as well as other non-public business information relating to AMD Inc. and the AMD Companies, including, but not limited to, non-public business plans, marketing plans, sales data and customer lists; provided that such information is of a nature that would be treated by a reasonable recipient under arms-length circumstances as confidential, regardless of whether provided in writing or orally.

(h) “Design Activity” means the activities of AMD Fab 36 KG to provide the Services, including without limitation to research, design and develop custom circuits, schematics and layouts and such other activities as shall from time to time be requested of it by the AMD Inc. or AMD Fab 36 Holding.

(i) “Developed Intellectual Property” means all intellectual property, including, but not limited to, Developed Intellectual Property I, ideas, conceptions and inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), copyrights (whether or not registered), copyrighted or copyrightable works, mask works or registrations thereof, software, semi-conductor topography rights, know-how, trade secrets, manufacturing and production processes and techniques, research and development information and other confidential technical information, which intellectual property was made, conceived or actually or constructively reduced to practice prior to the occurrence of a Trigger Event, to the extent such intellectual property was developed wholly or partially by AMD Fab 36 KG or an AMD Fab 36 KG Person for AMD Fab 36 KG.

(j) “Developed Intellectual Property I” means Developed Intellectual Property including show-how, methods, techniques, procedures, formulations, formulae, assembly, installation, technical information, technical specifications, equipment requirements, writings, plans, drawings, equipment, descriptions, systems, toolings, software, data, copyrightable material, trade secrets, inventions (whether patentable or not), improvements, developments and discoveries relating to the fabrication and manufacture of products and that are not specific to Products or Improvements, the cutting and sorting of the individual circuits or die on such products and the packaging of such die, which knowledge and information, or any part thereof: (i) derives independent economic value from not being known to, and not being readily ascertainable by proper means of, other Persons who can obtain economic value from its disclosure; and (ii) is the subject of efforts that would be reasonable under arms-length circumstances to maintain its secrecy. Under no circumstances will Developed Intellectual Property I include knowledge or information that is specific to Products or to AMD Inc. customers or operations.

(k) “Employee Invention Law” means the German act on employee inventions dated as of July 25, 1957, as amended from time to time, or any other act or statute replacing the act on employee inventions.

(l) “FASL” means FASL LLC, a limited liability company organized under the laws of Delaware, the members of which are Subsidiaries of AMD Inc. and Fujitsu Limited.

(m) “Improvements” means any and all developments, enhancements, improvements, upgrades, modifications, updates (including error corrections), translations and derivative works developed prior to the termination of this Agreement which are specific to Products.

(n) “Information Residuals” means all information which (i) is remembered by an AMD Fab 36 KG Person after having been exposed thereto in connection with his or her duties at AMD Fab 36 KG either before or during the term of the AMD Fab 36 Cost Plus Reimbursement Agreement, and (ii) pertains to the general operation, calibration, configuration and functionality of the equipment, facilities and fixtures in the Plant or pertains to the processes, methods, techniques and materials used in connection with the manufacture of semiconductor products; provided, however, that Information Residuals shall not include any specific design aspects of the Products (or any part thereof), nor shall it include any Proprietary Product Know-how.

(o) “Loan Agreement” has the meaning set forth in the Recitals hereof, as may be amended, supplemented or otherwise modified from time to time.

(p) “Loan Agreement Termination Date” means the first day on which (i) no obligations of AMD Fab 36 KG are then owing under the Loan Agreement and all principal of and accrued interest on any loans under the Loan Agreement have been paid or repaid (as the case may be) in full, and (ii) the Banks have no further commitments of any kind to extend credit to AMD Fab 36 KG under the Loan Agreement.

(q) “Management Services Agreement” means that certain Master Services Agreement dated as of October 31, 2003, among AMD Inc., AMD Fab 36 Holding, AMD Saxony Limited Liability Company & Co. KG and AMD Fab 36 KG, as such agreement may be further amended, supplemented or otherwise modified from time to time.

(r) “Non-Proprietary Know-how” means all knowledge and information relating to the design, manufacture, use and sale of semiconductor products which does not constitute Proprietary Product Know-how or Confidential Information.

(s) “Person” means an individual, partnership, joint venture, trustee, trust, corporation, unincorporated association or other entity, or a government, state or agency or political subdivision thereof.

(t) “Plant” means the “Plant” as that term is defined in the AMD Fab 36 Cost Plus Reimbursement Agreement.

(u) “Post License Agreement AMD Fab 36 KG Developed Improvements” means any and all improvements to the Developed Intellectual Property, which are made, conceived or actually or constructively reduced to practice by AMD Fab 36 KG after the occurrence of a Trigger Event.

(v) “Post License Agreement AMD Fab 36 KG Developed Intellectual Property” means any and all intellectual property independently made, conceived or actually reduced to practice by AMD Fab 36 KG after the occurrence of a Trigger Event.

(w) “Products” means Wafers containing individual circuits meeting Specifications which have been supplied to AMD Fab 36 KG by or on behalf of AMD Fab 36 Holding in accordance with the AMD Fab 36 Cost Plus Reimbursement Agreement and were, at any given time, intended to be manufactured in Fab 36 and preparations were initiated for such manufacture.

(x) “Proprietary Process Know-how” means all knowledge and information of or provided by AMD Inc. or of any of the AMD Companies, including show-how, methods, techniques, procedures, formulations, formulae, assembly, installation, technical information, technical specifications, equipment requirements, writings, plans, drawings, equipment, descriptions, systems, toolings, software, data, copyrightable material, trade secrets, inventions (whether patentable or not), improvements, developments and discoveries relating to the fabrication and manufacture of products and that are not specific to Products or Improvements, the cutting and sorting of the individual circuits or die on such products and the packaging of such die, which knowledge and information, or any part thereof: (i) derives independent economic value from not being known to, and not being readily ascertainable by proper means of, other Persons who can obtain economic value from its disclosure; and (ii) is the subject of efforts that would be reasonable under arms-length circumstances to maintain its secrecy. Under no circumstances will Proprietary Process Know-how include knowledge or information that is specific to Products or to AMD Inc. customers or operations.

(y) “Proprietary Product Know-how” means all knowledge and information of or provided by AMD Inc. or of any of the AMD Companies, including show-how, methods, techniques, procedures, formulations, formulae, assembly, installation, operating and quality control procedures and manuals, quality control standards, technical information, technical and product specifications, equipment requirements, writings, plans, drawings, designs, layouts, data, equipment, descriptions, masks, mask works, systems, toolings, software, data, copyrightable material, trade secrets, customer lists, inventions (whether patentable or not), improvements, developments and discoveries relating to the design, fabrication, manufacture, use and sale of Products, including the implementation of circuit design on such Products, such testing procedures as are proprietary to AMD Inc., the cutting and sorting of the individual circuits or die on such Products and the packaging and testing of such die, which knowledge and information, or any part thereof: (i) derives independent economic value from not being known to, and not being readily ascertainable by proper means of, other Persons who can obtain economic value from its disclosure; and (ii) is the subject of efforts that would be reasonable under arms-length circumstances to maintain its secrecy. In the event of an overlap between Sections 1(x) and 1(y), this Section 1(y) shall not be interpreted to be a limitation of Section 1(x).

(z) “Proprietary Technical Documentation” means all documentation (including that recorded in electronic media) relating to or embodying the Proprietary Product Know-how, including, but not limited to, process recipe books, flow charts, data bases, lab books, programs, software, formulae, diagrams, specifications, drawings, sketches, schematics, plans, models, blueprints and design materials. Proprietary Technical Documentation shall not include any documentation that pertains to the general operation of the equipment in the Plant or operation of the Plant itself, such as maintenance histories, service logs and manuals and operating manuals or to Developed Intellectual Property I or Proprietary Process Know-how that becomes licensed under Section 3(c) hereof.

(aa) “Service Agreements” means the Cost Plus Reimbursement Agreements and the Management Services Agreement.

(bb) “Services” means research, design and development services to be performed by AMD Fab 36 KG.

(cc) “Specifications” means, with respect to a Product, the tooling, masks, mask-works, specifications, blueprints, drawings, assembly instructions and other instructions required for the manufacture of that Product.

(dd) “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the total voting power of shares of stock or other ownership interest entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

(ee) “Trigger Event” means the termination of the AMD Fab 36 Cost Plus Reimbursement Agreement because of the occurrence of any of the following events:

(i) acceleration of the liabilities of AMD Fab 36 after expiration of an applicable additional period as a result of occurrence of an event as specified in the Section of the Loan Agreement relating to the termination of the loan entitling the Banks to terminate the Loan Agreement and/or if the Facility Agent, the Security Agent or any of the Banks seeks relief under any of the Security Documents (as defined in the Loan Agreement);

(ii) the involuntary (including without limitation as a result of enforcement of any rights of security granted in shares of AMD Fab 36 Holding and/or AMD Fab 36 KG or performance of any undertakings to transfer such shares made to secure obligations of AMD Fab 36 Holding and/or AMD Fab 36 KG), transfer of a controlling interest in AMD Fab 36 Holding and/or AMD Fab 36 KG from AMD Inc. and its Subsidiaries to one or more third parties is threatened and bankruptcy proceedings are not opened over the assets of AMD Fab 36 Holding and/or AMD Inc. within one (1) month from transfer of such controlling interest;

(iii) any event which (a) results in the termination of AMD Inc.’s rights to disclosure to AMD Fab 36 KG as contemplated by Section 1.01 and Article III of the AMD Fab 36 Cost Plus Reimbursement Agreement, or (b) otherwise terminates or makes impracticable the manufacture of Wafers as contemplated in the AMD Fab 36 Cost Plus Reimbursement Agreement and bankruptcy proceedings are not opened over the assets of AMD Fab 36 Holding and/or AMD Inc. within one (1) month from occurrence of the event;

(iv) failure of AMD Fab 36 Holding or AMD Inc. to make any payment required from it under the AMD Fab 36 Cost Plus Reimbursement Agreement within forty-five (45) days of the date due therefor or default by AMD Fab 36 Holding or AMD Inc. in the performance of or compliance with any other term contained in the AMD Fab 36 Cost Plus Reimbursement Agreement or any such other agreement and such default shall not have been remedied within thirty (30) days after receipt of notice of such default from AMD Fab 36 KG, or if the Loan Agreement Termination Date has not yet taken place, the Facility Agent and bankruptcy proceedings are not opened over the assets of AMD Fab 36 Holding and/or AMD Inc. within one (1) month from fulfillment of the aforesaid conditions.

(v) execution is issued (Einleitung der Zwangsvollstreckung) against all or a substantial part of the assets of AMD Fab 36 Holding unless such execution is withdrawn within three weeks of the issuance thereof; realization of such execution; or the realization of execution on the equity shares in AMD Fab 36 KG owned by AMD Fab 36 Holding and bankruptcy proceedings are not opened over the assets of AMD Fab 36 Holding and/or AMD Inc. within one (1) month from fulfillment of the aforesaid conditions;

(vi) the discontinuance of payments generally (Zahlungseinstellung) by AMD Fab 36 Holding and bankruptcy proceedings are not opened over the assets of AMD Fab 36 Holding and/or AMD Inc. within one (1) month from discontinuance of payments; or

(vii) a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over AMD Inc. or AMD Fab 36 Holding, or over all or a substantial part of either of AMD Inc.’s or AMD Fab 36 Holding’s property has been appointed and terminated the AMD Fab 36 Cost Plus Reimbursement Agreement.

(ff) “Wafer” means a 300-mm silicon wafer onto which many individual integrated circuits have been etched or otherwise imprinted.

Section 2. AMD Inc. Ownership of Intellectual Property.

(a) Each of AMD Fab 36 Holding and AMD Fab 36 KG acknowledges and agrees that it shall promptly disclose to AMD Inc. any and all intellectual property made, conceived or actually or constructively reduced to practice by it and its Affiliates prior to the termination of the Service Agreements. AMD Inc. and AMD Fab 36 Holding acknowledge and agree that they shall promptly disclose to AMD Fab 36 KG any and all Proprietary Process Know-how that may be licensed under Section 3(c) hereof and Developed Intellectual Property I made, conceived or actually or constructively reduced to practice by it and its Affiliates prior to the termination of the Service Agreements. Each of AMD Fab 36 Holding and AMD Fab 36 KG acknowledges and agrees that AMD Inc. shall have unrestricted (including, without limitation, the right to transfer or otherwise dispose of such intellectual property, whether before or after the filing of any petition by or against AMD Inc. or entry of a decree or order for relief in respect of AMD Inc. in any voluntary or involuntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) ownership rights, title and interest in and to such intellectual property, subject to either the joint ownership interest of AMD Fab 36 KG or the grant of license contained in Section 3 hereof. Each of AMD Fab 36 Holding and AMD Fab 36 KG acknowledges and agrees that it is engaged under its respective Service Agreements in work for hire and hereby assigns to AMD Inc., subject to Section 3 hereof, any and all such intellectual property referred to in the preceding sentence; provided, that to the extent any such intellectual property comprises copyrights which, for purposes of German law, cannot be so assigned, each of AMD Fab 36 Holding and AMD Fab 36 KG hereby grants and assigns to AMD Inc., to the fullest extent permitted by applicable law and on a fully-paid and royalty-free basis, the exclusive right to exploit such copyright worldwide for the entire duration of such copyright, including without limitation the right to assign or license such right to any other Person on an exclusive or non-exclusive basis, as the case may be. The parties agree to assist each other, at AMD Inc.’s expense, in every proper way to enable each other to obtain, perfect, defend and enforce its rights in and to all such intellectual property in any and all countries, including by the disclosure of all pertinent information and dates with respect thereto and the execution of all applications, specifications, declarations, oaths, assignments, licenses and all other instruments which are necessary, in order to apply for and obtain copyright protection, mask or mask-work registration and/or letters patent and/or in order to assign and convey all necessary rights, title and interest in and to such intellectual property by copyrights, mask works, patent applications, patents or other forms of industrial or intellectual property protection.

(b) The parties’ obligation to execute (or cause to be executed) instruments or papers such as those described in Section 2(a) shall continue after the termination of this Agreement and any Service Agreement with respect to any and all copyrights, masks, mask works, inventions and/or other industrial or intellectual property rights owned by, assigned to or required to be assigned under the provisions of this Agreement. The parties agree that, if testimony or information relative to any of said matters or related to any interference or litigation is required by AMD Inc. either during the term of this Agreement or any Service Agreement or following such termination, it shall give all information and testimony and do all things reasonably requested of it that it may lawfully do; provided that, if such matters shall be required of it, it will receive reasonable compensation from AMD Inc. for its costs and time so consumed.

(c) The parties agree that, prior to the termination of its respective Service Agreements, any employee inventions of its respective employees, as defined in the Employee Invention Law shall be claimed by it within the time limits set by law and that they shall use all reasonable efforts to obtain, to the fullest extent permitted by law, exclusive rights, subject to Section 3 hereof, for such employee inventions. The parties further agree that for free inventions, as defined in the Employee Invention Law, of its employees, they shall, where necessary or upon request of AMD Inc., acquire a non-exclusive right to use such free invention. The calculation and payment of the amount of any consideration for employee inventions qualifying under the Employee Invention Law shall be the responsibility of AMD Fab 36 Holding or AMD Fab 36 KG as applicable.

(d) Inventions that fall within the scope of Developed Intellectual Property I and to which employees or agents of AMD Fab 36 KG contributed shall be jointly owned by AMD Inc. and AMD Fab 36 KG and will be held in a tenancy in common in which each owner will have an equal and undivided interest. Notwithstanding, such ownership rights are subject to the terms and conditions of this Agreement. AMD Inc. shall be allowed to license, transfer, dispose of or divest its joint ownership interest, without limitation, provided that such does not challenge the ownership interest of AMD Fab 36 KG (i.e., pledging or selling the AMD Fab 36 KG ownership interest). AMD Fab 36 KG shall be allowed to license, transfer, dispose of or divest its joint ownership interest solely to a purchaser or purchasers of at least twenty percent (20%) of assets of or ownership interests in AMD Fab 36 KG and such purchaser or purchasers shall be bound by the limitations of Section 3(a) hereof. Further, any such purchaser or purchasers shall be able to sublicense such rights to a company under contract for the operation of the Plant on behalf of such purchaser or purchasers. To the extent a such transfer, disposal, divestiture or grant of a license would not be viable under applicable laws, each of AMD Inc. and AMD Fab 36 KG undertakes to take all reasonable actions and or give all reasonable consents that are necessary to make any such transfer, disposal, divestiture or grant of a license effective.

(e) In accordance with the terms of this Agreement and the Service Agreements, the parties hereto acknowledge and agree that all right, title and interest in and to the Developed Intellectual Property other than Developed Intellectual Property I, the Proprietary Process Know-how and the Proprietary Product Know-how shall at all times be vested in AMD Inc. and that no rights or licenses, express or implied, are granted by this Agreement other than as expressly granted in Section 3 hereof.

(f) Each of AMD Fab 36 Holding and AMD Fab 36 KG agrees that, except as expressly agreed to by AMD Inc. in writing or as otherwise expressly set forth in this Agreement, from the date of termination of its respective Service Agreements, it shall discontinue all use of Confidential Information including all Proprietary Product Know-how and Proprietary Technical Documentation, unless expressly set forth herein or otherwise agreed upon in writing with AMD Inc., and that it will, and will cause its Affiliates to, make available to AMD Inc. all such documents containing Confidential Information for removal in accordance with the terms of Section 9 hereof. This Section 2(f) shall not be interpreted to permit AMD Inc. to request that AMD Fab 36 KG discontinue the use Proprietary Process Know-how and Developed Intellectual Property I jointly owned or licensed under Section 3(c) and documentation therefore.

(g) AMD Inc. hereby acknowledges and agrees that except as may be otherwise expressly set forth in this Agreement, it and the AMD Companies shall have no right, title or interest in or to any Post License Agreement AMD Fab 36 KG Developed Intellectual Property or Post License Agreement AMD Fab 36 KG Developed Improvements and that AMD Fab 36 KG shall be entitled to apply for and exploit, at its own expense, any patent or other intellectual property protection for any such Post License Agreement AMD Fab 36 KG Developed Intellectual Property.

(h) In addition, AMD Inc. hereby waives, and agrees to cause each other AMD Company to waive, any and all rights, claims and/or causes of action such entity now has or in the future may have against AMD Fab 36 KG, its successors and assigns, or against a Beneficiary, based on: (i) its use, in any manner whatsoever, of any Non-Proprietary Know-how or of Information Residuals; (ii) its use, within the scope of the joint ownership or license granted in Section 3(a) hereof, of the Developed Intellectual Property; (iii) its use, within the scope of the joint ownership or license granted in Section 3(b) hereof, of the Developed

Intellectual Property, Improvements, Non-Proprietary Know-how, Proprietary Product Know-how, Proprietary Technical Documentation and documentation relating to Proprietary Process Know-how and Developed Intellectual Property I, (iv) its use, within the scope of and at the times specified in, the license granted in Section 3(c) hereof, of the Proprietary Process Know-how or (v) its use, in any manner whatsoever, of Post License Agreement AMD Fab 36 KG Developed Improvements or Post License Agreement AMD Fab 36 KG Developed Intellectual Property other than in Products or Improvements unless the rights to such Products and Improvements are rightfully licensed to or owned by a third party providing them to AMD Fab 36 KG or rightfully licensed to or owned by AMD Fab 36 KG outside of this Agreement. The preceding sentence notwithstanding, AMD Inc. does not waive any rights, claims or causes of action based on the infringement and/or misappropriation of any patents, copyrights, mask works, trademarks and trade secrets, whether registered or not, which are owned by AMD Inc. or by an Affiliate of AMD Inc. other than AMD Fab 36 KG and not licensed to AMD Fab 36 KG hereunder; provided, however, that the use of Information Residuals shall not be deemed to constitute an infringement and/or misappropriation of any intellectual property rights of AMD Inc. or any AMD Company.

(i) Anything in this Agreement to the contrary notwithstanding, nothing contained herein shall prohibit or restrain in any way AMD Fab 36 KG from using any know-how which has become publicly known other than through the action or breach by AMD Fab 36 KG, an AMD Fab 36 KG Person or a Beneficiary of this Agreement.

(j) AMD Inc. will apply for and shall pay any fees for the registration, maintenance and renewal of any of the Developed Intellectual Property. Notwithstanding the foregoing, AMD Inc. shall not be obliged to apply for or maintain any registration relating to the Developed Intellectual Property which, in its sole discretion, does not justify the expense of maintenance. Before allowing any registration relating to the Developed Intellectual Property to lapse, however, AMD Inc. shall give AMD Fab 36 KG at least thirty (30) days’ prior notice of its intention to allow such registration to lapse and shall offer to AMD Fab 36 KG an opportunity to maintain such Developed Intellectual Property; provided that all expense of any such maintenance shall be borne solely by AMD Fab 36 KG. In addition, to the extent AMD Inc. in its sole discretion determines not to pursue any material registrable but as yet unregistered copyright or patent forming a part of the Developed Intellectual Property and if such copyright or patent is capable of being pursued, AMD Inc. shall notify AMD Fab 36 KG promptly after AMD Inc.’s decision not to pursue such copyright or patent and upon the occurrence of a Trigger Event, to give AMD Fab 36 KG sufficient notice to enable it to pursue such application, and AMD Fab 36 KG may, at its option, take any necessary actions at its sole expense to pursue such copyright design or patent jointly in AMD Inc.’s and AMD Fab 36 KG’s name. Upon the occurrence of a Trigger Event, AMD Inc. undertakes to refrain from making publicly available or selling any invention if such action would prejudice AMD Fab 36 KG’s ability to seek protection.

Section 3. Joint Ownership and Grant of Licenses.

(a) AMD Inc. and AMD Fab 36 KG shall jointly own all Developed Intellectual Property I. Notwithstanding, and only upon the occurrence of a Trigger Event, AMD Fab 36 KG may only (i) use the Developed Intellectual Property I to design, develop, manufacture and/or assemble at the Plant products other than the Products or Improvements unless the rights to such Products or Improvements are rightfully licensed to or owned by a third party providing them to AMD Fab 36 KG or are rightfully licensed to or owned by AMD Fab 36 KG outside of this Agreement; (ii) use the Developed Intellectual Property I in the marketing, distribution and sale, throughout the world, of products manufactured at the Plant incorporating, or assembled at the Plant using, such Developed Intellectual Property I; and (iii) (x) create and produce at the Plant derivative works of the Developed Intellectual Property I and make enhancements thereto, (y) use such derivative works and enhancements for the design, development, manufacture and/or assembly of products at the Plant and (z) market, distribute and sell, throughout the World, products manufactured or assembled at the Plant incorporating some or all of such derivative works.

(b) AMD Inc. hereby grants to AMD Fab 36 KG and AMD Fab 36 KG hereby accepts, upon the terms and conditions set forth herein, a worldwide, fully-paid, royalty-free, non-exclusive license to: (i) use Developed Intellectual Property, Improvements, Non-Proprietary Know-how, Proprietary Product Know-how, Proprietary Technical Documentation and documentation relating to Proprietary Process Know-how and Developed Intellectual Property I to design, develop, manufacture and/or assemble solely at the Plant, Products or Improvements solely to be provided to AMD Fab 36 Holding in accordance with the AMD Fab 36 Cost Plus Reimbursement Agreement.

(c) AMD Inc. hereby grants to AMD Fab 36 KG and AMD Fab 36 KG hereby accepts, upon the terms and conditions set forth herein, a worldwide, fully-paid, royalty-free, non-exclusive license under its Proprietary Process Know-how (i) prior to the occurrence of a Trigger Event, to use and enhance the Proprietary Process Know-how and to design, develop, manufacture and/or assemble solely at the Plant, Products or Improvements solely to be provided to AMD Fab 36 Holding in accordance with the AMD Fab 36 Cost Plus Reimbursement Agreement, and (ii) to use and enhance the Proprietary Process Know-how and documentation relating to Proprietary Process Know-how and Developed Intellectual Property I and to design, develop, manufacture and/or assemble solely at the Plant, products other than Products or Improvements unless such Products or Improvements are rightfully licensed to or owned by a third party providing them to AMD Fab 36 KG or are rightfully licensed to or owned by AMD Fab 36 KG outside the scope of this Agreement. AMD Fab 36 KG covenants not to exercise the rights set forth in this Section 3(c)(ii) prior to the occurrence of a Trigger Event. The license rights set forth in this Section 3(c)(ii) shall be irrevocable and survive termination of this Agreement only upon the occurrence of a Trigger Event. Notwithstanding, the previous sentence is subject to Section 8(b)(i) herein. Notwithstanding the foregoing, such license rights shall not extend to any Proprietary Process Know-how that AMD Inc. is restricted or prevented from licensing. For avoidance of doubt, AMD Inc. and AMD Fab 36 KG confirm that if a voluntary or involuntary case under the United Stated Bankruptcy Code is commenced by or against AMD Inc. and AMD Inc. or a trustee in bankruptcy for AMD Inc. rejects this License Agreement, then for purposes of AMD Fab 36 KG’s exercise of its rights, if any, under Section 365(n) of the United States Bankruptcy Code, AMD Fab 36 KG’s rights under this License Agreement to the Proprietary Process Know-how and under any agreement supplementary hereto immediately before commencement of such case shall be the rights set forth in the license granted by clause (ii) of this Section 3(c).

(d) AMD Fab 36 KG shall observe reasonable requirements of AMD Inc. and all requirements of applicable laws with respect to the marking of any product covered by a claim of a patent or copyright which is part of the Developed Intellectual Property and which is incorporated in any product manufactured, sold or otherwise transferred by AMD Fab 36 KG. In the event that such marking of such a product is not feasible, AMD Fab 36 KG shall observe the reasonable requirements of AMD Inc. and all requirements of applicable laws with respect to the marking of any packaging and advertising, sales or technical literature pertaining thereto, including without limitation with words and numbers identifying the patents applicable thereto.

(e) It is hereby acknowledged and agreed that AMD Fab 36 KG shall have no right to use any trademark or service mark of AMD Inc. without the prior written consent of AMD Inc. or as expressly contemplated in the AMD Fab 36 Cost Plus Reimbursement Agreement (and, if such consent is given by AMD Inc., AMD Fab 36 KG shall only use such trademarks or service marks on any AMD Fab 36 KG products that are sold to AMD Inc. and/or under AMD Inc.’s supervision).

Section 4. Royalties. The licenses and rights granted to AMD Fab 36 KG hereunder shall be royalty free, and AMD Fab 36 KG shall have no obligations to pay royalties, license fees or other fees to AMD Inc. or its Subsidiaries or Affiliates in connection with (i) AMD Fab 36 KG’s use of the licenses and rights granted to it pursuant to this Agreement or (ii) the grant of the licenses and rights hereunder.

Section 5. Permitted Uses. Anything herein to the contrary notwithstanding, the parties hereby acknowledge and agree that, following the termination of the AMD Fab 36 Cost Plus Reimbursement Agreement, the operation of the Plant by AMD Fab 36 KG, its successors and assigns, or by a Beneficiary shall not, absent a separate infringement or other unlawful violation, under this Agreement or otherwise, of a proprietary, substantial and identifiable right of AMD Inc. or of any AMD Company, constitute: (i) a breach of the terms of this Agreement or of any of the Service Agreements, or (ii) an infringement upon any intellectual property right of AMD Inc. or another AMD Company.

Section 6. Infringement Procedures.

(a) In the event a party has actual knowledge of (i) any products or processes that may infringe or misappropriate or in any way adversely affect the right in and to any of the Developed Intellectual Property, Proprietary Product Know-how or Proprietary Process Know-how, or (ii) any actual or potential challenge to or claim against the use of any of the Developed Intellectual Property, Proprietary Product Know-how or Proprietary Process Know-how, it will promptly give notice thereof (including reasonable details) to the other parties. In the event that AMD Inc. elects to undertake any demand, suit or other action on account of any actual or suspected infringement, or any defense of any such challenge or claim, AMD Fab 36 KG shall cooperate fully, as AMD Inc. may reasonably request and at AMD Inc.’s expense, in connection with any such demand, suit, action or defense; provided that nothing herein shall obligate AMD Inc. or AMD Fab 36 KG to make any such demand, suit, action or defense unless such is essential to AMD Fab 36 KG’s ability to operate Fab 36.

(b) AMD Inc. may at any time instruct AMD Fab 36 KG that AMD Fab 36 KG’s use of any of the Developed Intellectual Property must be modified or discontinued, whereupon AMD Fab 36 KG shall immediately modify or discontinue (as the case may be) such Developed Intellectual Property in accordance with such notification at AMD Fab 36 KG’s sole expense; provided that (i) AMD Inc. consults with AMD Fab 36 KG prior to making such instruction, and (ii) AMD Inc. reasonably believes that AMD Fab 36 KG’s continued use of such Developed Intellectual Property may cause AMD Inc. and/or another AMD Company to incur liability or expense or may otherwise have an adverse effect on the market or competitive position (other than with respect to AMD Fab 36 KG) of AMD Inc. or one or more other AMD Company; provided, further, that AMD Inc. shall modify or discontinue its use of the Developed Intellectual Property to the same extent that AMD Inc. requires AMD Fab 36 KG to modify or discontinue AMD Fab 36 KG’s use of such Developed Intellectual Property under this Section 6(b).

Section 7. Confidentiality.

(a) AMD Fab 36 KG shall hold all Confidential Information in strict confidence and shall not disclose and shall cause the AMD Fab 36 KG Persons not to disclose any such Confidential Information to any Person without the prior written consent of AMD Inc., except to the extent: (i) specifically required by applicable law, by this Agreement, by the Service Agreements or by the Loan Agreement (ii) such Confidential Information is or becomes generally available to the public other than as a result of a disclosure by AMD Fab 36 KG, one of the AMD Fab 36 KG Persons or a Beneficiary, (iii) such Confidential Information becomes available to AMD Fab 36 KG on a non-confidential basis from a third party (not including any Subsidiary or Affiliate of AMD Inc.), provided such third party is not bound by confidentiality agreements or by legal, fiduciary or ethical constraints on disclosure of such information; or (iv) the recipient is a Beneficiary or a legal or other professional advisor to AMD Fab 36 KG and, in any such case, is either bound by legal, fiduciary or ethical constraints on disclosure of such information, or agrees (for the benefit of AMD Inc.) to hold such Confidential Information in confidence on the terms of this Section 7. The parties hereto agree that, the foregoing notwithstanding, to the extent AMD Fab 36 Holding requests that AMD Fab 36 KG perform Design Activities and/or Services in conjunction with a third party, AMD Fab 36 KG may disclose Confidential Information to such third party to the extent reasonably necessary or desirable for purposes of such Design Activities and Services; provided that such third party enters into a confidentiality undertaking in form and substance reasonably satisfactory to AMD Inc.

(b) Subject to compliance with the terms of Sections 21 and 22 hereof, AMD Fab 36 KG agrees and acknowledges that money damages would not be sufficient remedy for any breach of this Section 7 by AMD Fab 36 KG and that AMD Inc. shall be entitled to injunctive relief, specific performance and/or any other appropriate equitable remedy.

Section 8. Term and Termination.

(a) This Agreement shall commence on the date hereof and remain in full force and effect until the later of (i) the date five (5) years from the Loan Agreement Termination Date or (ii) the date upon which the State of Saxony no longer directly or indirectly holds an equity interest in AMD Fab 36 KG, unless sooner terminated as hereinafter provided.

(b) This Agreement: (i) and the rights and licenses herein may be terminated by AMD Inc. if, (x) subsequent to the occurrence of a Trigger Event and AMD Fab 36 KG ceases to be a Subsidiary of AMD Inc., AMD Fab 36 KG is in material breach of any of its express obligations hereunder in respect of the restrictions on its use of, or in respect of its affirmative obligations with regard to, the Developed Intellectual Property, the Proprietary Product Know-how or the Proprietary Process Know-how, and (y) if AMD Fab 36 KG does not object to the alleged breach within fifteen (15) days of its receipt of notice and such breach is not substantially cured in accordance with AMD Inc. instructions within thirty (30) days of the receipt of notice of such breach, or (z) if AMD Fab 36 KG does object to the alleged breach within fifteen (15) days of receipt of notice, in which case an arbitration proceeding in accordance with Section 21(b) hereof may be initiated and such breach is not substantially cured by AMD Fab 36 KG in accordance with AMD Inc. instructions within thirty (30) days of the receipt of notice of such breach provided that an arbitrator’s decision has been rendered in favor of AMD Inc.; or (ii) may also be terminated by either AMD Inc. or AMD Fab 36 KG at any time on or after the date on which all principal, interest and other amounts owed or to be owed by AMD Fab 36 KG under the Loan Agreement have been paid in full by or for the account of AMD Fab 36 KG (and the Federal Republic of Germany has been reimbursed in full by or for the account of AMD Fab 36 KG to the extent the Federal Republic of Germany makes any payment in respect of its guarantee of amounts outstanding under the Loan Agreement). For the avoidance of doubt, the realization of any security granted under the Loan Agreement does not constitute a payment in full by or for the account of AMD Fab 36 KG and thus does not give a right to termination. Any such termination will be effective immediately upon receipt of notice of such termination by the non-terminating party. Upon termination of this Agreement in accordance with this Section 8(b), unless otherwise agreed between AMD Inc. and AMD Fab 36 KG, AMD Fab 36 KG agrees to immediately discontinue all use of the Developed Intellectual Property and Proprietary Process Know-how. In the event of a breach by AMD Fab 36 KG of any of its obligations contained in this Agreement that do not relate to restrictions on the use of, or affirmative obligations with regard to, the Developed Intellectual Property or Proprietary Process Know-how, such breach shall not give rise to any right on the part of AMD Inc. to terminate this Agreement.

(c) Section 8(b) above notwithstanding and without derogating from any obligations of AMD Fab 36 Holding under the AMD Fab 36 Cost Plus Reimbursement Agreement to purchase inventory and/or work-in-progress upon a termination of that agreement, AMD Fab 36 KG shall have the right to market and sell all of its inventory of products which utilizes any of the Developed Intellectual Property (including derivative works of such Developed Intellectual Property) existing as of the effective date of termination of this Agreement for the three month period following such effective date to the extent AMD Fab 36 KG may do so at the time of such termination in accordance with rights and licenses granted to it under this Agreement. At the termination of such three-month period, however, AMD Fab 36 KG shall destroy any such products, including any derivative works, which remain in the possession or control of AMD Fab 36 KG or any of the AMD Fab 36 KG Persons.

(d) The provisions of Sections 2, 5, 7, 9, 10, 13,19, 20, 21 and 22 shall survive any termination of this Agreement, unless this Agreement has been terminated by mutual consent of AMD Inc., AMD Fab 36 Holding and AMD Fab 36 KG after the Loan Agreement Termination Date. Moreover, Section 3(c)(ii) shall survive the termination of this Agreement upon the occurrence of a Trigger Event prior to the termination of this Agreement unless such termination is in accordance with Section 8(b)(i).

Section 9. Proprietary Technical Documentation.

(a) Each of AMD Fab 36 Holding and AMD Fab 36 KG acknowledges and agrees that any and all Proprietary Technical Documentation and documentation relating to Proprietary Process Know-how and Developed Intellectual Property I, including all copies or parts thereof, shall be and remain the sole property of AMD Inc. or of any third party that provided such Proprietary Technical Documentation to AMD Inc. and that as between AMD Inc. and AMD Fab 36 Holding or AMD Fab 36 KG, AMD Inc. shall retain the sole right to obtain copyright protection, mask or mask work registration and/or letters patent in any and all countries upon such Proprietary Technical Documentation.

(b) Each of AMD Fab 36 Holding and AMD Fab 36 KG further agrees that, upon the termination of the respective Service Agreements to which it is a party, AMD Inc. shall be entitled to remove all Proprietary Technical Documentation, documentation relating to Proprietary Process Know-how and Developed Intellectual Property I and all other documentation containing Confidential Information in accordance with the procedure set forth below, and that it shall not, without the written consent of AMD Inc., retain or take any copies or other reproductions of, nor shall it knowingly withhold from AMD Inc., any such Proprietary Technical Documentation or other documentation containing Confidential Information in its possession.

(c) Promptly following the termination of this Agreement or upon the date that the State of Saxony no longer directly or indirectly holds and equity interest in AMD Fab 36 KG, AMD Inc. shall be entitled to enter the Plant and any other AMD Fab 36 KG premises for the purposes of removing all Confidential Information, including Proprietary Technical Documentation and documentation relating to Proprietary Process Know-how and Developed Intellectual Property I. AMD Fab 36 KG shall cooperate with AMD Inc. and shall provide AMD Inc. with full access to its records and the records of all AMD Fab 36 KG Persons and Affiliates (including without limitation any digital or other media on which Proprietary Product Know-how or other Confidential Information has been recorded) for purposes of allowing AMD Inc. to remove such Proprietary Technical Documentation and any other documentation containing Confidential Information. Representatives of AMD Fab 36 KG shall be entitled to accompany AMD Inc. at all times while AMD Inc. is in the Plant for the purposes of recording those documents that are removed by AMD Inc. and/or lodging an objection to such removal on the basis that such documentation does not constitute Confidential Information. To the extent AMD Inc. desires to remove documentation that is not Confidential Information, AMD Inc. shall be permitted to do so at its sole expense. Upon the occurrence of a Trigger Event, AMD Inc. shall be entitled to enter the Plant and any other AMD Fab 36 KG premises for the purposes of removing all Confidential Information, including Proprietary Technical Documentation that is not jointly owned by (in accordance with Section 3(a) of this Agreement) or licensed to (in accordance with Section 3(c) of this Agreement) AMD Fab 36 KG. AMD Fab 36 KG shall cooperate with AMD Inc. and shall provide AMD Inc. with full access to its records and the records of all AMD Fab 36 KG Persons and Affiliates (including without limitation any digital or other media on which Proprietary Product Know-how or other Confidential Information has been recorded) for purposes of allowing AMD Inc. to remove such Proprietary Technical Documentation and any other documentation containing Confidential Information. Representatives of AMD Fab 36 KG shall be entitled to accompany AMD Inc. at all times while AMD Inc. is in the Plant for the purposes of recording those documents that are removed by AMD Inc. and/or lodging an objection to such removal on the basis that such documentation does not constitute Confidential Information. To the extent AMD Inc. desires to remove documentation that is not Confidential Information, AMD Inc. shall be permitted to do so at its sole expense.

(d) As soon as AMD Inc. has completed the foregoing exercise, it shall certify to AMD Fab 36 KG in writing that it has removed all applicable Confidential Information known to it. AMD Inc. hereby acknowledges and agrees, on behalf of itself and all other AMD Companies, any and all documentation or other items that it knowingly chooses not to remove from the Plant shall thereafter be deemed not to constitute Proprietary Technical Documentation or to contain Confidential Information.

(e) Except where such failure was due to circumstances beyond its control (in which case, the removal process shall be completed as soon as reasonably practicable) or due to a breach by AMD Fab 36 KG of its covenants to cooperate with AMD Inc., if AMD Inc. fails to complete the foregoing document removal process within thirty (30) days following the termination of this Agreement, AMD Inc. and all other AMD Companies shall be deemed to have waived any and all rights, claims and/or causes of action they have or in the future may have against AMD Fab 36 KG, its successors and assigns, or against a Beneficiary based on the disclosure or use, for any purpose, by such Person of any documentation left in the Plant on the grounds that such documentation or the information contained therein is in any manner proprietary to AMD Inc. or another AMD Company.

(f) In connection with the foregoing, AMD Inc. agrees to indemnify and hold harmless AMD Fab 36 KG from and against any and all losses, costs and expenses resulting from any damage caused to the Plant by AMD Inc. during the course of conducting the document removal process.

Section 10. Disclaimer.

(a) EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, IN CONNECTION WITH THE DEVELOPED INTELLECTUAL PROPERTY AND THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER PARTY SHALL HAVE ANY LIABILITY IN TORT OR STRICT LIABILITY, NOR SHALL IT BE LIABLE TO THE OTHER FOR ANY ORDINARY, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED BY SUCH OTHER PARTY IN RELATION TO THE DEVELOPED INTELLECTUAL PROPERTY.

(b) IN FURTHERANCE OF THE FOREGOING, NEITHER PARTY WARRANTS THAT THE MANUFACTURE OF ANY PRODUCTS INTEGRATING THE DEVELOPED INTELLECTUAL PROPERTY WILL NOT INFRINGE ANY PATENT OR SIMILAR INTELLECTUAL PROPERTY RIGHTS OWNED OR POSSESSED BY ANY THIRD PARTIES.

Section 11. Indemnification. AMD Fab 36 KG agrees to indemnify, defend and hold harmless AMD Inc. from and shall pay all costs, fees and expenses (including reasonable attorney’s fees) incurred by AMD Inc. arising out of a breach by AMD Fab 36 KG of this Agreement. AMD Inc. agrees to indemnify, defend and hold harmless AMD Fab 36 KG from and shall pay all costs, fees and expenses (including reasonable attorney’s fees) incurred by AMD Fab 36 KG arising out of a breach by AMD Inc. of this Agreement.

Section 12. General Representations and Warranties. Each of AMD Fab 36 Holding and AMD Inc. hereby represents and warrants to AMD Fab 36 KG that:

(a) Organization; Power. It is duly incorporated or formed and validly existing under the laws of the jurisdiction of its organization; it is duly qualified or licensed and (where the term has a technical meaning) is in good standing as a foreign corporation or foreign limited partnership authorized to do business in each jurisdiction where, because of the nature of its activities or properties in such jurisdiction, such qualification or licensing is required, except for such jurisdictions where the failure to be so qualified or licensed will not materially adversely affect its financial condition, business, operations or prospects; and it has all requisite corporate or partnership power and authority (i) to own, operate, and lease its assets and properties and to carry on the business in which it is engaged and in which it currently proposes to engage; and (ii) to execute, deliver and perform its obligations under this Agreement.

(b) Authority; No Conflict. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate or partnership action (including any necessary shareholder or partner action) on its part and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect binding on it (which violation, the case of performance only, individually or in the aggregate could reasonably be expected to have a material adverse effect on the financial condition, business, operations or prospects of AMD Inc. and its Subsidiaries on a consolidated basis) or violate its charter, or (ii) result in a breach of, result in a mandatory prepayment or acceleration of indebtedness evidenced or secured by, or constitute a default under, any indenture or loan or credit agreement, or any other agreement or instrument, to which it is a party or by which it or its properties are bound, or (iii) result in or require (in either case except as contemplated by the “Transaction Documents,” as defined in the Loan Agreement) the creation or imposition of any encumbrance of any nature upon or with respect to any of the of the properties now owned by it, and it is not in default under or in violation of its charter, or any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, award, indenture, agreement or instrument, which default or violation, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition, business, operations or prospects of it and its Subsidiaries on a consolidated basis.

(c) Valid and Binding Obligation. This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and except as the enforceability thereof may be limited by general principles of equity (regardless of whether considered in a proceeding in equity or law).

Section 13. Business Representation and Warranty. AMD Inc. and AMD Fab 36 Holding represent and warrant that the rights transferred and licensed under Section 3 hereof will be sufficient for AMD Fab 36 KG to operate its business, namely the manufacture and supply of commercially viable, leading edge 300 mm CMOS wafers for advanced microprocessor production, starting with raw wafers and ending with wafers manufactured in accordance with the specifications referred to in the AMD Fab 36 Cost Plus Reimbursement Agreement, prior to the occurrence of a Trigger Event. Moreover, AMD Inc. and AMD Fab 36 Holding represent and warrant that they are legally permitted to transfer such rights and grant such licenses. AMD Inc. and AMD Fab 36 Holding undertake to refrain from knowingly taking actions that may negatively affect their ability to lawfully grant the licenses set forth in Section 3. Moreover, prior to the occurrence of a Trigger Event, AMD Inc. and AMD Fab 36 Holding undertake to use commercially reasonable efforts to obtain third party licenses that are essential for AMD Fab 36 KG to operate Fab 36 prior to the occurrence of a Trigger Event.

Section 14. Assignment. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns; provided, however, that AMD Fab 36 KG shall not have the right to transfer or assign its interest in this Agreement without the prior written consent of both AMD Inc. (unless such transfer or assignment is subsequent to the occurrence of a Trigger Event and is solely for the license of Section 3(c)(ii) and/or the joint ownership of Section 2(a) and to a purchaser or purchasers of at least twenty percent (20%) of assets of or ownership interests in AMD Fab 36 KG) and, prior to the Loan Agreement Termination Date, the Agent; provided further, that AMD Fab 36 KG may assign this Agreement to the Security Agent as security for the obligations of AMD Fab 36 KG under the Loan Agreement and that, in connection with the enforcement of rights under such security, the rights of AMD Fab 36 KG may be assigned to a transferee of all of the partnership interests held by the AMD Companies in, or all or substantially all of the assets of, AMD Fab 36 KG, so long as any transfer of the rights of AMD Fab 36 KG under this Agreement in connection with the enforcement of rights under such security shall include the obligations of AMD Fab 36 KG, including that any such transfer shall not change the location where and the manner in which the Developed Intellectual Property, Improvements, Non-Proprietary Know-how, Proprietary Product Know-how, Proprietary Technical Documentation and Proprietary Process Know-how may be used pursuant to the rights and licenses granted under this Agreement.

Section 15. Waivers. No delay or omission in exercise of any right or remedy of either party or any default by the other, and no custom or practice of the parties at variance with the terms of this Agreement, shall impair any right or remedy otherwise available nor shall it be construed as a waiver of any right or remedy. Any waiver by either party of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision. Prior to the Loan Agreement Termination Date, AMD Fab 36 KG shall have no right to waive any of its rights or remedies under this Agreement without the prior written consent of the Agent.

Section 16. Rights Cumulative. The rights, remedies and powers of each of the parties contained in this Agreement are cumulative and not exclusive of any rights, remedies or powers provided to the parties by applicable law. No single or partial exercise by any of the parties hereto of any right, remedy or power under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 17. Further Assurances. At any time from time to time, upon the request of either party, the parties agree to execute and deliver such further documents and do such other acts and things as any party may reasonably request in order to effect fully the purpose of this Agreement. Without limiting the foregoing, each of AMD Inc. and AMD Fab 36 Holding agrees to prepare and execute from time to time, at the expense of AMD Fab 36 KG, such license agreements substantially on the terms hereof confirming the licenses and rights of AMD Fab 36 KG granted hereby in any specific patent or copyright comprising Developed Intellectual Property as AMD Fab 36 KG may reasonably request.

Section 18. Notices. All notices and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered or certified mail, postage pre-paid, return receipt requested, or by pre-paid telex, TWX or telegram, or by pre-paid courier service, or by telecopier, to the respective parties hereto at their respective addresses (or to their respective telex, TWX or telecopier numbers) indicated below, or such other addresses or numbers specified in a notice sent or delivered in accordance with the provisions of this Section 18. Any such notice or communication shall be deemed to be given for purposes of this Agreement on the day that such writing or communication is delivered or, in the case only of a telex, TWX or telegram, sent to the intended recipient thereof, or in the case only of a telecopier, sent to the intended recipient thereof with confirmation of receipt, all in accordance with the provision of this Section 18.

If to AMD Inc.:	Advanced Micro Devices, Inc.
One AMD Place
P.O. Box 3453
Sunnyvale, California 94088-3453
Attention: General Counsel
Facsimile: (408) 774-7399

If to AMD Fab 36 Holding:	AMD Fab 36 Holding GmbH
Wilschdorfer Landstr. 101
01109 Dresden, GERMANY
Attention: Geschaeftsfuehrer
Facsimile: 49-351-277-91001

If to AMD Fab 36 KG:	AMD Fab 36 Limited Liability
Company & Co. KG
Wilschdorfer Landstr. 101
01109 Dresden, GERMANY
Attention: Manager
Facsimile: 49-351-277-91001

with a copy to:	Dresdner Bank AG
Dr. Kuelz-Ring 10
01067 Dresden
Attention: Direktion
Facsimile: 49-351-489-1350

Section 19. No Effect on Other Agreements. No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement among AMD Inc., AMD Fab 36 Holding, AMD Fab 36 KG and/or any other person or entity except as specifically provided in any such other agreement.

Section 20. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Section 21. Expert Resolution of Certain Disputes.

(a) In the event that following the termination of the AMD Fab 36 Cost Plus Reimbursement Agreement or the occurrence of a Trigger Event: (i) AMD Inc. reasonably asserts that any information used by AMD Fab 36 KG constitutes Proprietary Product Know-how other than Proprietary Process Know-how that AMD Inc. is not prevented or restricted from licensing, Developed Intellectual Property other than Developed Intellectual Property I, or Proprietary Process Know-how that AMD is prevented or restricted from licensing or that any action by AMD Fab 36 KG constitutes an infringement on any intellectual property rights of AMD Inc., or (ii) AMD Fab 36 KG reasonably asserts that any document in the Plant that AMD Inc. wishes to remove constitutes documentation relating to Developed Intellectual Property I or Proprietary Process Know-how that is licensed to AMD Fab 36 KG under Section 3(c) hereof, the parties agree that they will notify a representative of the State of Saxony regarding such dispute and refer the dispute between them to a technical expert for binding determination. Pending resolution of any such dispute, AMD Fab 36 KG shall be entitled to continue to use the information or document in question on the terms of this Agreement.

(b) If, subsequent to the occurrence of a Trigger Event and AMD Fab 36 KG ceases to be a Subsidiary of AMD Inc., AMD Inc. asserts that AMD Fab 36 KG is in material breach in accordance with Section 8(b), and if AMD Fab 36 KG does object to the alleged breach within fifteen (15) days of receipt of notice, the parties agree that they will refer the dispute between them to an expert for binding determination. Pending resolution of any such dispute, AMD Fab 36 KG shall be entitled to continue to use the Developed Intellectual Property or the Proprietary Process Know-how in accordance with the terms of this Agreement.

(c) In the event a dispute of the type set forth in Section 21(a) or (b) arises, the parties shall, within three (3) business days thereafter, appoint a mutually agreeable, appropriately qualified expert to resolve the dispute between the parties. If the parties cannot agree on the choice of the expert within such time frame, either party may request that the President of the European Patent Office appoint a suitably qualified expert to resolve the dispute. Such expert shall have significant knowledge of the Employee Invention Law. The decision of the President shall be final and binding on the parties.

(d) The expert appointed by the parties, or in default, by the Institute, shall determine what information is required (and in what format) from either or both parties for the purposes of resolving the dispute and the parties agree to cooperate with such expert. In no event shall the expert take more than two (2) weeks from the date of appointment within which to reach his or her decision and the expert shall provide its decision in writing to both parties. All costs of the expert shall be shared equally by the parties. The decision of the expert shall be appealable only pursuant to the dispute resolution procedures set forth in Section 22, and the decision of the expert shall be admissible to the record in any proceeding. The decision of the expert shall be final and binding on both parties unless appealed by the commencement of proceedings pursuant to Section 22 within ten (10) days of such decision.

(e) With regard to the disputes referred to in Section 21(a) or (b), it is the intent of the parties that the expert resolution procedures contained in this Section 21 shall be completed and the expert decision rendered before any other type of dispute resolution procedure, proceeding or action (including, but not limited to, the arbitration proceedings referred to in Section 22 or any other form of provisional or preliminary remedies) is commenced, prosecuted or otherwise pursued.

Section 22. Arbitration of Disputes. Except as expressly provided in Section 21, arbitration under this Section 22 shall be the exclusive means for a party to seek resolution of any dispute arising out of, relating to or connected with this Agreement, except that either party may bring an action before a competent court for the issuance of provisional or protective measures.

(a) The parties hereto agree to submit any dispute, controversy or claim (“Dispute”) arising out of, relating to or in any way connected with this Agreement to final and binding arbitration in Santa Clara County, California under the Commercial Arbitration Rules and Supplementary Procedures for International Commercial Arbitration of the American Arbitration Association (“AAA”) then in force except as modified in accordance with the provisions of this Section.

(b) The arbitral tribunal shall be composed of three arbitrators, one appointed by each party, and the two arbitrators so appointed shall, within 15 days appoint a third arbitrator who shall be chosen from a country other than those of which the parties are nationals, who shall be fluent in English, and who shall act as Chairman of the tribunal.

(c) In arriving at decisions, the arbitrators shall apply the terms and conditions of this Agreement in accordance with the laws of the State of California.

(d) The award shall be deemed a U.S. award for purposes of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the “New York Convention”). The English language shall be used in the arbitral proceedings and all exhibits and other evidence in a language other then English shall be accompanied by English translations when submitted into evidence before the arbitral tribunal.

(e) The arbitrators are empowered to render the following awards in accordance with any provision of this Agreement or any related agreement: (i) enjoining a party from performing any act prohibited, or compelling a party to perform any act required, by the terms of this Agreement or any related agreement and any order entered pursuant to this Agreement and (ii) ordering such other legal or equitable relief, including any provisional legal or equitable relief, or specifying such procedures as the arbitrator deems appropriate, to resolve any Dispute submitted for arbitration. The parties shall be entitled to discover all documents and other information reasonably necessary for a full understanding of any legitimate issue raised in arbitration. They may use all methods of discovery customary under U.S. federal law, including but not limited to depositions, requests for admission, and requests for production of documents. The time periods for compliance shall be set by the arbitrators, who may also set limits on the scope of such discovery. The arbitrators shall not be empowered to award consequential or punitive damages.

(f) Either party may file an application in any proper court described in Section 23 below for a provisional remedy in connection with an arbitrable controversy hereunder, but only upon the ground that the award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

(g) The arbitrators shall issue to both parties a written explanation in English of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching the decision.

(h) The award of the arbitral tribunal will be the sole and exclusive remedy between the parties regarding any and all claims and counterclaims with respect to the subject matter of the arbitrated dispute. An award rendered in connection with an arbitration pursuant to this Section shall be final and binding upon the parties, and any judgment upon which an award may be entered and enforced in any court of competent jurisdiction.

Section 23. Consent to Jurisdiction and Forum; AMD Fab 36 KG Appointment of Agent for Service of Process.

(a) Subject to Sections 21 and 22, all judicial proceedings brought against any party hereto with respect to this Agreement may be brought in the United States District Court for the Northern District of California or in any branch of the Superior Court of the State of California sitting in Santa Clara County, California, and by execution and delivery of this Agreement, each such party accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of such courts. In addition, each such party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceedings, and hereby further irrevocably and unconditionally waives and agrees to the fullest extent permitted by law not to plead or claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

(b) AMD Fab 36 KG hereby irrevocably appoints CT Corporation Services as its agent to receive on behalf of AMD Fab 36 KG and its property service of copies of the summons and complaint and any other process which may be served in any proceeding in any state or federal court of competent jurisdiction in the State of California.

(c) AMD Fab 36 Holding hereby irrevocably appoints CT Corporation Services as its agent to receive on behalf of AMD Fab 36 Holding and its property service of copies of the summons and complaint and any other process which may be served in any proceeding in any state or federal court of competent jurisdiction in the State of California.

Section 24. Language. This Agreement is in the English language, which language shall be controlling in all respects.

Section 25. Entire Agreement. This Agreement, the Management Service Agreement and the AMD Fab 36 Cost Plus Reimbursement Agreements embody the entire agreement and understanding between the parties with respect to the subject matter hereto. Neither party has relied upon any representation or warranty of the other party in entering into this Agreement except as expressly set forth herein.

Section 26. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

Section 27. Amendments. No modifications or amendments to this Agreement shall be binding unless in writing and executed by each of the parties hereto. In addition, prior to the Loan Agreement Termination Date, no modification or amendment to this Agreement may be made without the prior written consent of the Agent or a representative of the State of Saxony but only until such time that the State of Saxony ceases to hold an ownership interest in AMD Fab 36 KG.

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IN WITNESS OF THE FOREGOING, AMD Inc., AMD Fab 36 Holding and AMD Fab 36 KG have caused this Agreement to be executed by their authorized representatives as of the date first written above.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Robert J. Rivet
Name:	Robert J. Rivet
Title:	Chief Financial Officer

AMD Fab 36 HOLDING GMBH

By:	/s/ Hans-Raimund Deppe
Name:	Dr. Hans-Raimund Deppe
Title:	Geschäftsführer

AMD FAB 36 LIMITED LIABILITY COMPANY & CO. KG, Represented by its General Partner AMD Fab 36 LLC

By:	/s/ Hans-Raimund Deppe
Name:	Dr. Hans-Raimund Deppe
Title:	Manager